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                                                                    EXHIBIT 99.1

NEW RELEASE                   GROUP 1 AUTOMOTIVE INC
                              950 Echo Lane, Suite 100 Houston, TX 77024

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AT GROUP 1:            Chairman, President and CEO     B.B. Hollingsworth, Jr.   (713) 647-5700

                       EVP, CFO and Treasurer          Scott L. Thompson         (713) 647-5700

                       Manager, Investor Relations     Kim Paper                 (713) 647-5700

AT Fleishman-Hillard:  Investor Relations/Media        Russell A. Johnson        (713) 513-9515
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FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 14, 2002


            GROUP 1 AUTOMOTIVE AUTHORIZES ADDITIONAL SHARE REPURCHASE

HOUSTON, NOVEMBER 14, 2002--GROUP 1 AUTOMOTIVE, INC. (NYSE: GPI), a Fortune 500 specialty retailer, announced today that its Board of Directors has increased the Company's authorization to repurchase its common stock to $42.7 million. The Company has purchased 724,000 shares since the current stock repurchase program began on Aug. 8, 2002, leaving $25 million available for future share repurchases. Purchases may be made from time to time, in accordance with applicable securities laws, in the open market or in privately negotiated transactions. Total shares outstanding at Sept. 30, 2002 were 22.7 million.

"We believe that the current valuation of the Company's common stock continues to represent an opportunity to enhance shareholder value through stock repurchases," said B.B. Hollingsworth Jr., Group 1's chairman, president and chief executive officer. "Group 1 will remain prudent in its capital management, taking advantage of opportunities as they present themselves."

The decision to repurchase any or all such authorized shares will be determined by management's assessment of market conditions. Repurchases may be suspended or discontinued at any time and are subject to various debt agreements.


ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns 73 automotive dealerships comprised of 110 franchises, 29 different brands, and 24 collision service centers located in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Mexico, Oklahoma and Texas. Through its dealerships and Internet sites, the Company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

     GROUP 1 AUTOMOTIVE CAN BE REACHED ON THE INTERNET AT www.group1auto.com

This press release contains "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include statements regarding our plans, goals, beliefs or current expectations, including those plans, goals, beliefs and expectations of our officers and directors with respect to, among other things, future stock repurchases.

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GROUP 1 AUTOMOTIVE INC
ADD -1-


Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results in the forward-looking statements for a number of reasons, including, available capital resources and various debt agreements may limit our ability to repurchase shares. Any repurchases of our stock may be made, from time to time, in accordance with applicable securities laws, in the open market or in privately negotiated transactions at such time and in such amounts, as we consider appropriate.

This information and additional factors that could affect our operating results and performance are described in our Form 10-K for the year ended December 31, 2001.

All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.




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